Exhibit 10.8

Retension Pharmaceuticals, Inc.

1104 West Broad Street,

Suite 1064

Falls Church, Virginia 22046

Eric Keller

VIA Email

Re: Offer of Employment

Dear Eric:

On behalf of Retension Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I am pleased to extend this offer of employment (this “Offer Letter”) for the full-time position of Chief Executive Officer of the Company as set forth herein.

This letter summarizes some of the important aspects of your proposed employment with the Company. Further information about the terms and conditions of your employment is available in the personnel policies and information that the Company has previously disseminated or may in the future disseminate from time to time. You are advised to review the policies and procedures contained in such materials at your earliest opportunity, and to become familiar with them.

1.	Starting Date. You will commence your employment effective as of August 14, 2026 (the “Commencement Date”). Your employment is “at will” (as more fully described in Section 4 below) and of no set duration. You shall serve as the Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your position. During your period of employment, you shall report to the Board. During your employment, you will devote sufficient time and efforts as reasonably necessary to carry out your duties and responsibilities for the business of the Company, as determined by the Board in its reasonable discretion. Other than director and consulting positions already held at the time of entering into this Offer Letter and disclosed to the Board in writing, you may serve on other boards of directors and provide consulting services to other entities with prior advance notice to and the written approval or action by the Board, and engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board in writing and do not individually or in the aggregate interfere with your obligations or the performance of your duties to the Company or otherwise create an actual or apparent conflict of interest. It is expected that you will be working remotely from the Company’s principal place of business and/or your home office in Virginia, subject to reasonable in-person meetings and travel in connection with the performance of your services.

2.	Compensation.

a)	Base Fee. Your annualized base salary in this position will initially be $275,000.00, payable in substantially equal semi-monthly installments, less applicable withholdings and deductions, in accordance with the Company’s standard payroll practice. Effective as of the closing of a public or private offering of the Company’s common stock resulting in not less than $15 million in gross aggregate proceeds, your annualized base salary shall increase to $500,000.00. Thereafter, your base salary shall be evaluated periodically by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

b)	Equity Compensation. Subject to the approval of the Board or the Compensation Committee, upon the closing of a transaction pursuant to which the Company becomes a publicly traded company (the “Offering”), the Company will issue to you, under the Company’s 2026 Equity Incentive Plan, a one-time grant of incentive stock options (the “Option”) with a ten (10) year term to acquire a number of shares (the “Option Shares”) of the Company’s Common Stock, par value $0.0001 (“Common Stock”) in an amount that will cause your aggregate option holdings (comprised of the Option Shares and any shares of Company Common Stock subject to any other stock option you hold as of such date) in the Company, to represent 5% of the Company’s fully diluted outstanding capitalization as of the grant date of such Option. The Option shall vest and become exercisable in the following manner: twenty-five percent (25%) of the Option Shares shall vest upon the one year anniversary of the Commencement Date, and thereafter in thirty-six (36) consecutive equal monthly installments beginning on the date that is one month after the first anniversary of the Commencement Date and continuing on each such date every one month thereafter, in each case, subject to your continued service to the Company on each such vesting date. The exercise price per share of the Option will be determined by the Board or the Compensation Committee at the time the Option is granted and will be no less than the fair market value of the Company’s Common Stock as of such date. The Option Shares will be issued subject to the provisions of the Company’s then effective equity incentive plan pursuant to which the Option is granted and the applicable stock option agreement.

c)	Annual Discretionary Bonus. For each calendar year of your employment with the Company, you shall be eligible to earn an annual cash bonus in an amount of up to sixty percent (60%) of your then-current base salary (the “Target Bonus”), with the actual bonus amount (if any) to be determined by the Board or Compensation Committee in its discretion based on its review of such individual, corporate and other performance criteria as the Board or Compensation Committee determines appropriate for the applicable calendar year. The annual bonus for each year, to the extent earned, shall be paid to you as soon as reasonably practicable following the end of such year and on or about the same time that other senior executives of the Company receive bonus payments, in compliance with the Company’s existing policies. To earn an annual bonus, you must remain employed with the Company through the day such annual bonus is paid. Any such annual bonus payment shall be subject to the Company’s withholding of federal, state, or local taxes as may be required pursuant to any applicable law or regulation.

d)	Compliance with Company Policies. In the performance of your duties as an executive officer of the Company, you agree to comply with the rules, regulations, instructions, codes of ethics, personnel practices and policies of the Company in effect from time to time, including any change thereof which may be adopted at any time by the Company.

2

e)	Severance. If the Company terminates your employment without Cause (as defined below), then you shall be entitled to receive a cash payment equal to twelve months of your base salary plus the pro rata amount of your Target Bonus (if any) for the then current year, all in accordance with the terms and subject to the conditions of a Severance Agreement in substantially the form attached hereto as Exhibit A (the “Severance Agreement”). Notwithstanding the foregoing, in the event the Company adopts any severance plan in which you are entitled to participate and such plan provides severance benefits upon a termination without Cause (as defined in such plan) that are more favorable in the aggregate than the severance benefits provided under this paragraph 2(d), then in lieu of the severance benefits provided under this paragraph 2(d), you shall be eligible for severance under such severance plan, subject to the terms and conditions of such severance plan. For purposes of this Offer Letter, “Cause” shall mean termination of your employment for one or more of the following reasons: (i) dishonesty causing material harm to the Company; (ii) conviction of or plea of nolo contendere to a felony or crime involving fraud, embezzlement, or moral turpitude; (iii) gross misconduct causing material harm; (iv) unauthorized use or disclosure of the Company’s proprietary information or trade secrets; (v) willful breach of any written agreement with the Company; or (vi) continued failure to perform employment duties after written notice. Prior to terminating your employment for Cause pursuant to subparts (v) or (vi) above, the Company shall provide written notice to you of the breach or deficiency and, where capable of cure, provide you with ten (10) days to satisfactorily cure the breach or deficiency.

f)	Expenses. The Company will promptly reimburse your reasonable business-related, out- of-pocket expenses incurred from time to time during your employment with the Company, in accordance with the Company’s expense reimbursement policy for all employees, as the same may exist from time to time (the “Expense Reimbursement Policy”), provided that the amount available for travel and related expenses will require advance approval of the Chief Financial Officer.

g)	Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) as “short-term deferrals” as described in Section 409A of the Code, or alternatively comply with Section 409A of the Code. To the extent that any provision of this Offer Letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. To the extent that any amounts payable under this Offer Letter are required to be delayed under Section 409A of the Code, such amounts are intended to be and should be considered for purposes of Section 409A of the Code as separate payments from any amounts that are not required to be delayed. Any delayed payment shall be made as soon as possible after the required delay. If at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to on account of your separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) the date of your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the prior sentence, and the balance of the installments shall be payable in accordance with their original schedule. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Offer Letter and that the Company has advised you to obtain his own personal tax advice. Except for any required withholding by the Company, you shall be solely responsible for payment of any and all taxes or penalties owed in connection with the consideration provided for in this Offer Letter.

3

h)	Section 280G Limitation. Notwithstanding anything in this Offer Letter to the contrary, in the event that the severance and other benefits provided for in this Offer Letter or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Section 4999 of the Code. Any determination required under this paragraph will be made in writing by an accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. Any reduction in payments and/or benefits required by this paragraph shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last. Notwithstanding the foregoing, in the event that no stock of the Company or its affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company (in each case, within the meaning of Section 280G of the Code), then the foregoing terms of this paragraph 2(g) shall not apply and the Company shall use its reasonable best efforts to instead solicit a vote of shareholders for approval the “parachute payments” in accordance with Treas. Reg. §1.280G-1.

3.	Benefits. Following the Commencement Date, you will be eligible to participate in the Company’s benefit plans (which may include a 401(k) plan, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans), as may be in effect from time to time. Your participation in the Company’s benefit plans, and the amount and nature of the benefits to which you may be entitled thereunder, or in connection therewith, shall be subject to the terms and conditions of such plans. Further details of the Company’s benefits programs will be provided to you. The Company may amend or terminate any of the benefit plans at any time and from time to time in its sole discretion. You will also be eligible for paid time-off in accordance with the Company’s employment policies, as may be in effect from time to time.

4

4.	“At Will” Employment. The Company is an “at will” employer. This means your employment is not for any definite period, and either you or the Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this Offer Letter or told to you during your employment should be interpreted as a guarantee of continued employment. Rather, the “at will” nature of the employment relationship may only be modified by a written agreement signed by you and an authorized representative of the Board, which expressly states the intention to modify the at-will nature of your employment.

5.	Confidentiality. The Company considers the protection of its confidential information, proprietary materials, and goodwill to be extremely important. You acknowledge and agree that your Proprietary Information, Inventions Assignment and Restrictive Covenant Agreement with the Company, dated January 1, 2024 (the “Employee Covenants Agreement”) attached hereto as Exhibit B continues to remain in full force and effect in accordance with its terms.

6.	Conflict of Interest; Outside Activities. You represent and warrant to the Company that, as of the Commencement Date, you are not a party to any agreement or arrangement which would constitute a conflict of interest, or would conflict with the terms of your employment, or would prevent you from carrying out your obligations to the Company. During your employment with the Company, you shall first notify the Company and obtain the written consent of the Company prior to entering into such an agreement or incurring such an obligation. Other than senior executive officer or director positions held at the time of entering into this Offer Letter which have been disclosed to the Board in writing, you agree that while employed by the Company you shall not, without the prior written consent of the Board, either directly or indirectly, through an affiliated or controlled entity or person, or as an employee, partner, consultant, proprietor, principal, agent, or otherwise in any other capacity, work for, render services to, own, manage, operate, engage in any business anywhere in the world which is in competition with the business of the Company, or which otherwise constitutes a conflict of interest or commitment.

Severability. The invalidity or unenforceability of any provision of this Offer Letter shall not affect the validity or enforceability of any other provision of this Offer Letter, which shall remain in full force and effect pursuant to the terms hereof.

7.	Governing Law; Waiver of Jury Trial; Jurisdiction. The laws of the Commonwealth of Virginia, without regard to its conflicts of interest provisions, shall govern the terms of your employment and this Offer Letter. By accepting this offer of employment, you agree that a judge alone shall resolve any action, demand, claim, or counterclaim concerning any aspect of your employment relationship with the Company, and you waive and forever renounce your right to a trial before a civil jury. All actions relating to this Offer Letter shall be filed and maintained in the federal or state courts located in the Commonwealth of Virginia, and the parties’ consent to the jurisdiction of such courts. In any action arising out of this Offer Letter, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.

8.	Contingencies. Your employment with the Company is contingent upon your ability to prove your identity and authorization to work in the U.S. You agree to provide to the Company, on or within three days after the Commencement Date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential and current employees and any new or continued employment is contingent on successful completion of such background investigations and/or reference checks.

5

9.	Entire Agreement. This Offer Letter, along with the Employee Covenants Agreement, incorporate the entire understanding of the parties regarding the subject matter hereof, and supersede all previous agreements or understandings regarding the same, whether written or oral, including, for the avoidance of doubt, the Consulting Agreement between you and the Company, dated January 1, 2024. This Offer Letter may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company (other than yourself).

By accepting the Company’s offer of employment, you agree to comply with and be bound by the operating practices, procedures, and policies that the Company may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform this Offer Letter and the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement or non-competition agreement.

Please indicate your acceptance of this offer of employment by signing and dating below and returning to the Company this signed Offer Letter, and the signed Employment Covenants Agreement.

[Remainder of Page Left Intentionally Blank]

6

We look forward to continued success together and anticipate that this will be a mutually beneficial relationship. If you have any questions, please feel free to give us a call.

Sincerely,

Retension Pharmaceuticals, Inc.

Michael Berendt
Chairman of the Board

AGREED AND ACCEPTED:

/s/ Eric Keller
Eric Keller

Date: August 14, 2026

7

EXHIBIT A

SEVERANCE AGREEMENT

RETENSION PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1. Introduction. The purpose of this Retension Pharmaceuticals, Inc. Executive Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain executives of the Company whose employment is involuntarily terminated without Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. This Plan shall become effective on the Effective Date.

2. Important Terms. The following capitalized terms will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1 “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” shall, with respect to any Participant, have the meaning set forth in the Participant’s employment agreement or offer letter entered into with the Company or, if no definition is set forth therein, shall mean that one or more of the following has occurred: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as an employee that has caused the Company to suffer material harm; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (c) the Participant’s gross misconduct that has caused the Company to suffer material harm; (d) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (e) the Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (f) the Participant’s continued failure to perform the Participant’s employment duties after the Participant has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed the Participant’s duties; provided, however, that Cause shall only exist after (i) the Administrator delivers written notice to the Participant of the Administrator’s determination that Cause exists; (ii) such notice sets forth in reasonable detail such facts and circumstances; and (iii) the Participant has failed to fully correct any of the events listed in clauses (d), (e) and (f) above, if such events are reasonably capable of being fully corrected, within ten (10) days following delivery to the Participant of the Administrator’s written notice of its determination that Cause exists.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (z) it is the registration of any class of the Company’s equity securities pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the listing or quotation of any class of the Company’s equity securities on any national securities exchange or inter-dealer quotation system.

2.5 “Change in Control Period” means the period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is twelve (12) months following a Change in Control.

2.6 “CIC Qualifying Termination” means a termination of a Participant’s  employment with the Company (or any parent or subsidiary of the Company) within the Change in Control Period by (a) the Participant for Good Reason, or (b) the Company (or any parent or  subsidiary of the Company) without Cause (excluding by reason of the Participant’s death or Disability).

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means Retension Pharmaceuticals, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.9 “Compensation Committee” means the Compensation Committee of the Board.

2.10 “Director” means a member of the Board.

2.11 “Disability” means, with respect to a Participant, the Participant (a) is unable to engage in any substantial  gainful activity by reason of any medically determinable physical or mental impairment which can  be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan  covering Company employees.

2.12 “Equity Awards” means, with respect to a Participant, a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

2.13 “Effective Date” means the date on which this Plan is adopted by the Board, or such later date as specified by the Board upon adoption.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Good Reason” shall, with respect to a Participant, have the meaning set forth in the Participant’s employment agreement or offer letter entered into with the Company or, if no definition is set forth therein, shall mean the occurrence of one or more of the following (through a single action or series of actions), without the Participant’s written consent, with respect to the Participant, (a) a material reduction of the Participant’s duties, position or responsibilities, or the removal of the Participant from such position and responsibilities, either of which results in a material diminution of the Participant’s authority, duties or responsibilities, unless the Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (b) a material reduction in the Participant’s base salary (except where there is a reduction applicable to the management team generally); (c) the failure of the Company to timely pay or provide to the Participant any portion of the Participant’s compensation or benefits then due to the Participant; or (d) a material change in the geographic location of the Participant’s primary work facility or location; provided, however, that (i) a relocation of less than fifty (50) miles from the Participant’s then present location will not be considered a material change in geographic location. A Participant may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured. A termination of employment by a Participant for Good Reason must occur within two years following the initial existence of the condition giving rise to Good Reason.

2.17 “Non-CIC Qualifying Termination” means a termination of a Participant’s employment with the Company (or any parent or subsidiary of the Company) other than within the Change in Control Period by the Company (or any parent or subsidiary of the Company) without Cause (excluding by reason of the Participant’s death or Disability).

2.18 “Participant” means an employee of the Company or of any subsidiary of the Company who (a) serves in a role of vice president or above, (b) has been designated by the Administrator to participate in the Plan either by position or by name, and (c) has timely and properly executed and delivered a Participation Agreement to the Company.

2.19 “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.20 “Plan” means the Retension Pharmaceuticals, Inc. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.21 “Section 409A Limit” means, with respect to a Participant, two hundred percent (200%) of the lesser of: (a) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.22 “Severance Benefits” means the compensation and other benefits that a Participant will be provided in the circumstances described in Section 4, subject to the terms and conditions of the Plan.

2.23 “Qualifying Termination” means a CIC Qualifying Termination or a Non-CIC Qualifying Termination, as applicable.

3. Eligibility for Severance Benefits.

3.1 Notwithstanding anything in this Plan or any Participation Agreement to the contrary, no Severance Benefits shall be payable pursuant to this Plan unless the Company has completed a public or private capital raise of not less than $15,000,000 following the Effective Date.

3.2 A Participant is eligible for Severance Benefits, as described in Section 4, only if the Participant experiences a Qualifying Termination.

3.3 Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that as of the date a Participant experience a Qualifying Termination, the Participant has completed (i) less than six months of continuous employment following the Participant’s commencement of employment with the Company, such Participant shall not be eligible for any Severance Benefits under this Plan, and (ii) at least six months, but less than twelve months of continuous employment following the Participant’s commencement of employment with the Company, such Participant shall be eligible for 50% of Severance Benefits that would otherwise be paid or provided pursuant to the terms of this Plan such that (A) the time period during which any cash severance and continued medical benefits would otherwise be paid or provided shall instead apply for only half of such time period, (B) the amount of any lump sum payment in lieu of reimbursement of continued health coverage or any lump sum payment equal to the Participant’s target annual bonus opportunity shall be reduced by 50%, and (C) any vesting acceleration that would otherwise would apply with respect to any Equity Award shall be reduced such that the number of shares subject to such Equity Award that become vested pursuant to such acceleration shall be equal to 50% of the number that would have otherwise become vested.

4. Qualifying Termination. Upon a Participant’s Qualifying Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits, as shall be described in the Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:

4.1 Cash Severance Benefits. Cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified in the Participant’s Participation Agreement and Section 7.

4.2 Target Bonus Severance. Target bonus severance equal to the amount set forth in the Participant’s Participation Agreement and payable in a lump sum cash payment at the time specified in the Participant’s Participation Agreement and Section 7.

4.3 Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan sponsored by the Company, the Company will reimburse the Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that, the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his or her Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Participant a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination, which payments will be made regardless of whether the Participant elects COBRA continuation coverage.

4.4 Equity Award Vesting Acceleration Benefit. Only to the extent specifically provided in the Participant’s Participation Agreement, the applicable portion of the Participant’s Equity Awards (as set forth in the Participant’s Participation Agreement) will vest and, to the extent applicable, become immediately exercisable.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (a) constitute “parachute payments” within  the meaning of Section 280G of the Code (“280G Payments”), and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such  benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account  the applicable federal, state and local income taxes and the excise tax imposed by Section 4999,  results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of Equity Awards granted “contingent on a change in ownership or control” (within the meaning of Code Section  280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata  reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and  (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting Equity Awards that are subject to Section 409A as deferred compensation and (B) Equity Awards not subject to Section 409A. In the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s Equity Awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon each Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Each Participant agrees to furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6. Conditions to Receipt of Severance.

6.1 Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the applicable Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the applicable Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2 Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement between the Participant and the Company.

6.3 Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates the Release, any confidentiality, proprietary information and inventions agreement between the Participant and the Company, or any of the provisions of this Section 6.

7. Timing of Severance Benefits. Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement. Notwithstanding the foregoing, if the sixty (60)-day period following a Participant’s Qualifying Termination spans two calendar years, and the Severance Benefits are Deferred Payments, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, any Severance Benefits that would otherwise be paid during the first calendar year will instead be paid in the second calendar year.

8. Exclusive Benefit. Except as otherwise specifically provided in Appendix A, the Severance Benefits shall be the exclusive benefit for a Participant related to a Qualifying Termination with the Company (or any parent or subsidiary).

9. Section 409A.

9.1 Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

9.2 It is intended that most of the Severance Benefits will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or resulting from an involuntary separation from service as described in Section 9.5 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

9.3 Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s separation from service) at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 409A.

9.4 Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.

9.5 Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.

9.6 The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

10. Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.  Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that  reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant will not be effective with respect to such Participant without such Participant’s prior written consent. Any amendment or termination of the Plan will be in writing.  Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional  conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

14. Claims and Appeals.

14.1 Claims Procedure. Any employee or other person who believes he or she  is entitled to any Severance Benefits may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (a) the date the claimant learned the amount of his or her Severance Benefits or (b) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

14.2 Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

15. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

16. Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without Cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

19. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger,  consolidation, liquidation or other transaction) will assume the obligations under the Plan and  agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Delaware (but not its conflict of laws provisions).

21. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

22. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense.  The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24. Additional Information.

Plan Name: Retension Pharmaceuticals, Inc. Executive Severance Plan

Plan Sponsor: Retension Pharmaceuticals, Inc.

1104 West Broad Street, #1029

Falls Church, VA 22046

Identification Numbers: EIN: 93-2592788

Plan Year: Company’s fiscal year

Plan Administrator: Retension Pharmaceuticals, Inc. (same address)

Agent for Service of Legal Process: Retension Pharmaceuticals, Inc. (same address)

Type of Plan Severance Plan/Employee Welfare Benefit Plan

Plan Costs The cost of the Plan is paid by the Company

25. Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants.  No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for Severance Benefits is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest  area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the  Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

26. Clawback. Notwithstanding any other provision of this Plan to the contrary, all compensation and benefits paid or payable under this Plan shall be subject to clawback, forfeiture, recovery and recoupment to the extent required by any clawback or recoupment policy adopted by the Company from time to time, including any policy adopted to comply with applicable stock exchange listing standards, and applicable law. By participating in the Plan, each Participant acknowledges and agrees to be bound by any such clawback or recoupment policy and to cooperate fully with the Company in any recovery of compensation pursuant thereto. The Company shall not indemnify any Participant against the loss of any compensation recovered pursuant to this Section 26 or any such policy.

Appendix A

Retension Pharmaceuticals, Inc.

Executive Severance Plan

Participation Agreement

Retension Pharmaceuticals, Inc. (the “Company”) is pleased to inform you, the undersigned, that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination, subject to the terms and conditions of the Plan (including, without limitation, Section 3 of the Plan).

You acknowledge and agree that if, following the Effective Date, the Company has not completed a public or private capital raise of at least $15,000,000, then you shall not be entitled to any Severance Benefits under the terms of the Plan or this Participation Agreement.

You further acknowledge and agree that in the event that, as of the date you experience a Qualifying Termination, you have completed (i) less than six months of continuous employment following your commencement of employment with the Company, you shall not be eligible for any Severance Benefits under the Plan or this Participation Agreement, and (ii) at least six months, but less than twelve months of continuous employment following your commencement of employment with the Company, you shall be eligible for 50% of Severance Benefits (including both cash, continued medical benefits, and the acceleration of Equity Awards) that would otherwise be paid or provided pursuant to the terms of the Plan or this Participation Agreement, such that (A) the time period during which any cash severance and continued medical benefits would otherwise be paid or provided shall instead apply for only half of such time period, (B) the amount of any lump sum payment in lieu of reimbursement of continued health coverage or any lump sum payment equal to your target annual bonus opportunity shall be reduced by 50%, and (C) any vesting acceleration that would otherwise would apply with respect to any Equity Award shall be reduced such that the number of shares subject to such Equity Award that become vested pursuant to such acceleration shall be equal to 50% of the number that would have otherwise become vested.

1. Non-CIC Qualifying Termination. In the event you are subject to a Non-CIC Qualifying Termination, then subject to the terms and conditions of the Plan (including, without limitation, your compliance with Section 6 of the Plan), you shall be eligible for Severance Benefits as follows:

(a) Cash Severance Benefits. You shall receive continuing payments of your base salary (less applicable withholding taxes), payable in accordance with the Company’s normal payroll practices, for a period of [VP: six (6) months]/[SVP/C-Suite (other than CEO): nine (9) months]/[CEO: twelve (12) months].

(b) Continued Medical Benefits. You shall receive reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.3 of the Plan for a period of [VP: six (6) months]/[SVP/C-Suite (other than CEO): nine (9) months]/[CEO: twelve (12) months] following the date of your Non-CIC Qualifying Termination.

(c) Equity Award Vesting Acceleration. The portion of your then-outstanding and unvested Equity Awards that would have vested had your employment continued through the date that is three (3) months following your Non-CIC Qualifying Termination will become vested and, to the extent applicable, become immediately exercisable. If an outstanding Equity Award is to vest based on, and/or the amount of the Equity Award to vest is to be determined based on, the achievement of performance criteria, then the vesting in the preceding sentence will be applied assuming the performance criteria had been achieved at target levels for any performance period(s) scheduled to conclude prior to the one year anniversary of your Non-CIC Qualifying Termination.

2. CIC Qualifying Termination. In the event you are subject to a CIC Qualifying Termination, then subject to the terms and conditions of the Plan (including, without limitation, your compliance with Section 6 of the Plan), you shall be eligible for Severance Benefits as follows:

(a) Cash Severance Benefits. You shall receive a lump-sum payment equal to [VP: nine (9) months]/ [SVP/C-Suite (excluding CEO): twelve (12) months]/[CEO: eighteen (18) months] of your base salary (less applicable withholding taxes).

(b) Target Bonus Severance. You shall receive a lump sum payment of an amount equal to one hundred percent (100%) of your target annual bonus opportunity for the year in which your CIC Qualifying Termination occurs.

(c) Continued Medical Benefits. You shall receive reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4.3 of the Plan for a period of [VP: nine (9) months]/[SVP/C-Suite (other than CEO): twelve (12) months]/[CEO: eighteen (18) months] following the date of your CIC Qualifying Termination.

(d) Equity Award Vesting Acceleration. One hundred percent (100%) of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture (but not the expiration) of any Equity Awards due to termination of employment will be tolled to the extent necessary to implement this section (d)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

3. Non-Duplication of Payment or Benefits. If (a) your Qualifying Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the three (3)-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving, and shall have no entitlement to receive, any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Target Bonus Severance, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection with your Qualifying Termination (if any).

4. Exclusive Benefit. In accordance with Section 8 of the Plan, the Severance Benefits, if any, provided under the Plan and this Participation Agreement will be the exclusive benefits to you related to a  termination of your employment with the Company and/or a Change in Control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter,  employment or severance agreement and/or other agreement between you and the  Company, including any Equity Award agreement. For the avoidance of doubt, if you were otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.

To receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company a Release, which must become effective and irrevocable within the requisite period, and otherwise comply with Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan and Summary Plan Description; (2) you have carefully read the Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation  Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

Participant

/s/ Eric Keller
Eric Keller

EXHIBIT B

EMPLOYMENT COVENANTS AGREEMENT

proprietary information, InventionS Assignment

AND restrictive covenant Agreement

My relationship with Retension Pharmaceuticals, Inc. (together with its subsidiaries, parents, affiliates, successors and assigns (collectively referred to as “Company”)), creates a relationship of confidence and trust with Company. Accordingly, in consideration of my new or continued relationship with the Company and the compensation now and later paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree to the following terms in this Proprietary Information, Inventions Assignment and Restrictive Covenant (the “Agreement”):

1. No Conflict of Interest. I agree that during the period of my relationship with the Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me, or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information (as defined in Exhibit A) is the sole property of Company or its designee. I hereby assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my relationship with the Company and after termination of such relationship, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties to the Company or as expressly authorized by this Agreement. I will take all reasonable precautions to prevent the inadvertent or accidental use or disclosure of Proprietary Information. Notwithstanding the foregoing, it is understood that, at all such times, I am free (a) to use information which was known to me prior to my relationship with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, (b) engage in concerted activity protected by the National Labor Relations Act, including discussing the terms of my relationship and compensation, (c) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, (d) disclose information about unlawful acts in the workplace, such as harassment or discrimination, and (e) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation (the activities set forth in clauses (b) through (e) are, collectively, referred to as the “Protected Activities”). Prior to disclosure when compelled by a court subpoena or order, I will provide prior written notice to the Chief Executive Officer of Company, except that Company in no way requires me to seek authorization from Company or inform Company about any Protected Activities.

3. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

4. Disclosure and License of Prior Innovations. I have identified all Prior Innovations (as defined in Exhibit A) on Exhibit B attached hereto. I represent that I have no rights in any Prior Innovations not listed in Exhibit B.  If nothing is listed on Exhibit B, I represent that there are no Prior Innovations.  I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Company Innovations (as defined in Exhibit A).  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

5. Assignment of Company Innovations. Subject to Section 7, I hereby do and will irrevocably assign to Company or its designee my entire right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

6. Disclosure and Future Innovations. I agree to disclose promptly in writing to Company all Innovations (as defined in Exhibit A) conceived, reduced to practice, created, derived, developed, or made by me during the term of my relationship with the Company and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. At the time of each such disclosure, I will advise Company in writing of any Innovations that I believe do not qualify as Company Innovations; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Any such information will be received in confidence by Company. I will preserve the confidentiality of any Innovations that do not qualify as Nonassignable Innovations (as defined in Section 7 below).

7. Nonassignable Innovations. I acknowledge that this Agreement does not require that I assign or offer to assign to Company any Innovations that I developed entirely on my own time without using Company’s equipment, supplies, facilities, or trade secrets, or Proprietary Information, except for those Innovations that either: (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development; (b) result from or are connected with any work that I performed for Company; or (c) apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States (“Nonassignable Innovations”).

8. Incorporation of Software Code. I agree that, except with Company’s prior written consent, I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

9. Work Product Ownership. I agree that all work product or works of authorship that I create (solely or jointly with others) within the scope of my relationship with the Company shall be considered works-made-for-hire for purposes of applicable copyright law and, accordingly, Company shall be deemed the author of such work product or works of authorship. To the extent any such work product or works of authorship may not be deemed works-made-for-hire, I agree that Company will exclusively own all such work product or works of authorship, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to all such work product or works of authorship. I further agree not to publish or submit for publication any such work product or other materials containing Proprietary Information, nor make public statements, lectures or speeches containing any such work product or Proprietary Information, unless I have received prior written consent from an officer of Company or unless necessary to perform services for Company. I acknowledge and understand that publication of such work product or Proprietary Information, regardless of whether for commercial, non-commercial, academic or other purposes, (i) may limit Company’s legal rights to seek patent protection for Company Innovations disclosed within the published materials, (ii) may eliminate or diminish Company’s legal rights to claim that certain Proprietary Information is protectable, or (iii) may cause other harm to Company, including, by way of example, eliminating or diminishing Company’s competitive advantage.

10. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my relationship with the Company, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Company Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

11. Return of Company Property. Upon termination of my relationship with Company or at any other time upon Company’s request, I will return all materials (including, without limitation, documents, drawings, files, and storage media) containing or disclosing any Proprietary Information or Company Innovations (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section. I further agree that should I discover any Company property or Proprietary Information in my possession after my termination and departure from Company, I agree to return it promptly to Company without retaining copies or excerpts of any kind.

12. Non-solicitation of Customers or Prospects. I acknowledge that non-public information relating to Company’s customers and prospects (including their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents, the type and quantity of products and services provided or sought to be provided) is confidential and constitutes Proprietary Information. Accordingly, to protect such Proprietary Information and Company’s customer goodwill, I agree that during the Restricted Period, I will not, either directly or indirectly, separately or in association with others:

(a) solicit, induce or attempt to induce any Customer or Potential Customer (as defined in Exhibit A), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

(b) solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Competing Services (as defined in Exhibit A); or

(c) perform, provide or attempt to perform or provide any Competing Services for a Customer or Potential Customer.

13. Non-solicitation of Company’s Employees or Consultants. I agree that, during the Restricted Period, I will not, either directly or indirectly, separately or in association with others:

(a) solicit, encourage, or participate in the solicitation of any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact, or take any other action to interfere with, impair, disrupt, or damage Company’s relationship with its employees;

(b) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Competing Services; or

(c) hire, employ, or engage in a business venture with, or attempt to hire or engage in a business with, any person then employed by Company or who has left the Company within the preceding three (3) months to research, develop, market, sell, perform or provide Competing Services.

14. Reasonableness of Restrictions.

(a) I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

(b) In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

(c) If the court declines to enforce this Agreement in the manner provided in subsection 14(b), I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

15. Non-Disparagement. At all times, both during my relationship with the Company and after termination of such relationship, I agree to refrain from taking any action, or making any statement (oral or written) that disparages or criticizes Company, its affiliates, parent companies, subsidiaries, and related entities, or its officers, directors, or employees, in any manner that causes, or is reasonably likely to cause, harm to Company’s relationship with its existing or potential suppliers, vendors, customers, investors, employees, contractors, or any other persons or entities with whom Company engages in business. I understand that this provision does not apply to Protected Activities.

16. No Violation of Rights of Third Parties. I warrant that my performance of all the terms of this Agreement and my relationship with Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my relationship with Company. I agree not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I warrant that I am not a party to any other agreement that will interfere with my full compliance with this Agreement or any other agreement that I may have with Company. I further agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement or any other agreement that I may have with Company.

17. Survival. This Agreement: (a) shall survive my relationship Company; (b) does not in any way restrict my right or the right of Company to terminate my relationship at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

18. Enforcement. In the event I breach any provision (including any covenant) contained in this Agreement, I agree that Company shall be entitled to (i) injunctive relief to prevent me from violating my obligations under this Agreement, and (ii) any and all other remedies available. I acknowledge and agree that, in the event of any such breach by me, Company shall suffer immediate and irreparable harm and that money damages will not be adequate to compensate Company or to protect and preserve the status quo. Therefore, I HEREBY CONSENT TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY OR PERMANENT INJUNCTION should I breach or attempt to breach any obligation (including any covenant) contained in this Agreement (without Company being required to post any bonds in connection therewith), in addition to any other remedies that may be available to it. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought only in any state or federal court having proper jurisdiction, within the State of Connecticut. Both parties submit to such jurisdiction, and waive any objection to venue, personal jurisdiction and/or claim of inconvenient forum. Company and I knowingly and voluntarily waive any and all right to a trial by jury in any action or proceeding arising out of, under or in connection with this Agreement, or the relationship between the parties hereto. In the event Company institutes litigation or other proceeding, whether at law or in equity, to enforce the terms of this Agreement, and prevails on any claim made therein, Company shall be entitled to receive and I agree to reimburse Company for any reasonable attorneys’ fees and costs incurred in any such litigation or proceeding.

19. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Chief Executive Officer or to such other address as Company may specify in writing.

20. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Connecticut.

21. Severability. Subject to Section 14, in case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

22. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

23. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

Nothing expressed or implied in this Agreement shall be deemed or operate to alter the at-will nature of the relationship between the parties hereto.

I certify and acknowledge that I have carefully read all of the provisions of this Proprietary Information, Inventions Assignment, and Restrictive Covenant Agreement and that I understand and will fully and faithfully comply with such provisions.

Retension Pharmaceuticals, Inc.		Individual:

By:	/s/ Paul Sweetnam	By:	/s/ Eric Keller
Name:	Paul Sweetnam	Name:	Eric Keller
Title:	Secretary
Date:	January 1, 2024	Date:	January 1, 2024

Exhibit A

CERTAIN DEFINITIONS

Capitalized terms used in the Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Agreement”) to which this Exhibit A is attached that are not otherwise defined in the Agreement have the meanings given to such terms as set forth below for purposes of the Agreement:

1. “Company Innovations” means any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice during my relationship with Company.

2. “Competing Services” means any product, service, or process or the research and development thereof, of any person or entity other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my relationship with the Company or about which I acquired Proprietary Information during my relationship with the Company.

3. “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to the date my relationship with Company ends: (i) was (A) known to me to have contracted for, been billed for, or received from Company any product or service with which I worked directly or indirectly during my relationship with the Company or about which I acquired Proprietary Information; and (B) in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product or service with which I worked directly or indirectly during my relationship with Company or about which I acquired Proprietary Information; or (ii) was solicited by Company for the purpose of offering its products or services in an effort in which I was involved or of which I was aware.

4. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. “Prior Innovations” means any Innovations that relate in any way to Company’s business or its research and development and that were conceived, reduced to practice, created, derived, developed, or made by me alone or jointly with others prior to my relationship with Company and to which I retain any ownership rights or interest.

6. “Proprietary Information” will mean any and all knowledge, data or information of Company that has value in or to Company’s business and is not generally known, whether having existed, now existing, or to be developed during my relationship, including information developed by me. By way of illustration but not limitation, Proprietary Information includes (a) corporate information, including plans, strategies, forecasts, or methods; (b) marketing information, including strategies, methods, customer identities or other non-public information about customers, prospect identities or other non-public information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including information that is a Company Innovation or is related to any Company Innovations, product plans, product and device prototypes, the results of product testing, research data, market intelligence, technical designs and specifications, secret methods, manufacturing processes, source code of proprietary software, the content of unpublished patent applications, internal cost data, the terms of contracts with customers, vendors, suppliers and business partners; and (e) any other non-public information of which the unauthorized disclosure could be detrimental to the interests of Company. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

7. “Restricted Period” means the period of my relationship with Company and for a period of two (2) years after my relationship ends; provided, however, that in the event Company enforces this Agreement through a court order, the Restricted Period will remain in effect for a period of two (2) years from the effective date of the order enforcing the Agreement.

8. “Restricted Territory” means any of the following severable geographic areas: (i) the United States; (ii) any foreign country in which Company is engaged in business, and (iii) any state, including the District of Columbia, or territory of the United States in which Company is engaged in business, in which I have worked on a regular or occasional basis during the preceding year, or in which any Customer or Potential Customer is based.

Exhibit B

PRIOR INNOVATIONS

As described in Section 4 of the Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Agreement”) to which this Exhibit B is attached, I, Eric Keller, HEREBY ACKNOWLEDGE AND AGREE THAT the following is a complete list of all Prior Innovations as defined in the Agreement:

[PLEASE PROVIDE A LIST OF EACH SUCH INNOVATION AND A SHORT DESCRIPTION TO ENABLE THE COMPANY TO UNDERSTAND THE BASIC NATURE OF THE INNOVATION AND TO ASCERTAIN WHETHER IT OVERLAPS WITH ANY PRODUCT BEING SOLD OR DEVELOPED BY THE COMPANY.]

I represent that I am subject to legal constraints, such as a duty of confidentiality, which prevents me from listing or reasonably describing any particular Prior Innovations; accordingly, the following identifies the existence of each such Prior Innovations subject to a constraint against disclosure, together with a description of the general nature thereof and, if legally permitted, the identity of the person(s) or entity(ies) to whom such duty of confidentiality is owed:

☒ Check here if the Individual is claiming no Prior Innovations

☐ Check here if additional sheets attached.

/s/ Eric Keller	Dated: January 1, 2024
Signature of Eric Keller